EXHIBIT 23.1

LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Virtus Oil and Gas Corp.

We hereby consent to the use in this Registration Statement of Virtus Oil and Gas Corp. on Form S-1 to be filed with the Commission on or about June 24, 2015 of our Report of Independent Registered Accounting Firm dated February 28, 2015, covering the consolidated balance sheets of Virtus Oil and Gas Corp. as of November 30, 2014 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the fiscal year then ended.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

June 24, 2015